Exhibit 10.15

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is entered into as of May 5, 2017, by and between G1 Therapeutics, Inc., a Delaware corporation (the “Company”) and Jay C. Strum, Ph.D. (the “Employee”).

WITNESSETH:

WHEREAS, Employee and the Company entered into an Employment Agreement effective as of July 1, 2014, (the “Employment Agreement”);

WHEREAS, Employee and the Company wish to alter certain terms of the Employment Agreement, particularly with respect to Employee’s employment compensation, subject to and effective upon the completion of the Company’s initial public offering of its common stock (the “IPO”); and

WHEREAS, in light of the foregoing, Employee and the Company desire to mutually and voluntarily amend the Employment Agreement pursuant to the terms as set forth herein.

NOW, THEREFORE, in consideration of the foregoing, the mutual promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows.

1. AMENDMENT TO SECTION 3(a) OF THE EMPLOYMENT AGREEMENT. Section 3(a) of the Employment Agreement is modified, subject to and effective upon the completion of the IPO, by replacing the existing Section 3(a) in its entirety with a new Section 3(a) as follows:

a)	BASE SALARY. The Company will pay Employee a base salary (the “Base Salary”) at an annual rate of Two Hundred Thirty-Five Thousand Dollars ($235,000.00), payable in equal installments in accordance with the Company’s customary payroll practices as in effect from time to time. The Base Salary may be reviewed from time to time by the Company and may be increased in the sole discretion of the Board. The Base Salary may also be decreased in connection with any Company-wide decrease in executive compensation.

2. AMENDMENT TO SECTION 3(b) OF THE EMPLOYMENT AGREEMENT. Section 3(b) of the Employment Agreement is modified, subject to and effective upon the completion of the IPO, by replacing the existing Section 3(b) in its entirety with a new Section 3(b) as follows:

b)

ANNUAL BONUS. As long as Employee remains employed by the Company, will be eligible to receive an annual calendar year bonus based upon Employee’s and the Company’s achievement of certain individual and Company goals that will be set for Employee by the Board or its designee (the “Annual Bonus”). The amount of the target Annual Bonus will be equal to thirty percent (30%) of Employee’s then-current Base Salary as of the date of the payment; provided that the actual amount of the Annual Bonus may be greater or less than such target amount. One half of the Annual

Bonus awarded for any given year will be paid in cash, and the other half of the Annual Bonus awarded for any given year will be paid, in the sole discretion of the Company, either in cash or in the form of options to acquire shares of the Company’s common stock (or other equity interests as selected by the Company), in any case subject to the terms and conditions of the Company’s 2017 Employee, Director and Consultant Equity Incentive Plan. For any grant of stock options or equity issued pursuant to this Section 3(b), the number of options or other equity interests allocated to the non-cash portion of the Annual Bonus will be determined by the Company in its sole discretion. The Board or its designee will have the sole discretion to set the applicable individual and Company goals, to determine whether the goals have been met, and to determine the amount of the Annual Bonus. The Annual Bonus for any given year will be paid between January 1 and January 31 in the year immediately following the year in which the Annual Bonus, if any, is earned. Employee must be employed by the Company on December 31 of the bonus year in order to receive the Annual Bonus for that year.

3. PROPER AMENDMENT. The parties expressly acknowledge and agree that this Amendment constitutes a proper amendment and modification of the Employment Agreement by written agreement executed by the parties pursuant to Section 8 of the Employment Agreement.

4. REMAINDER OF EMPLOYMENT AGREEMENT. Except as expressly set forth in this Amendment, the provisions of the Employment Agreement remain in full force and effect, in their entirety, in accordance with their terms.

5. MISCELLANEOUS. This Amendment shall be governed, construed, and interpreted in accordance with the laws of the State of North Carolina, without giving effect to conflicts of laws principles. The parties agree that this Amendment may only be modified in a signed writing executed by both parties. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors and assigns. This Amendment may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one agreement. Facsimile or PDF reproductions of original signatures will be deemed binding for the purpose of the execution of this Amendment.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Amendment to Employment Agreement to be effective as of the day and year first above written.

Company:

G1 THERAPEUTICS, INC.		Employee:

By:	/s/ Mark A. Velleca	By:	/s/ Jay C. Strum
	Mark A. Velleca		Jay C. Strum, Ph.D.
President and Chief Executive Officer

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”), is made and entered into effective as of July 1, 2014 (the “Effective Date”), by and between G1 Therapeutics, Inc., a Delaware corporation (the “Company”), and Jay C. Strum, Ph.D. (“Employee”).

1. EMPLOYMENT; DUTIES. The Company agrees to employ Employee as its Chief Scientific Officer, and Employee agrees to accept such employment upon the terms and conditions hereinafter set forth. Employee will perform such services for the Company as are customarily associated with such position and as may otherwise be assigned to the Employee from time to time by the Company’s Chief Executive Officer or his designee. Employee will devote his full business time and attention to the business and affairs of the Company, and will perform his duties diligently and to the best of his ability, in compliance with the Company’s policies and procedures and the laws and regulations that apply to the Company’s business.

2. TERM; TERMINATION. Employee’s employment under this Agreement will commence as of the Effective Date and will continue until terminated by either party. Employee’s employment with the Company is at-will, and either party can terminate the employment relationship and/or this Agreement at any time, for any or no cause or reason, and with or without prior notice. Upon termination of Employee’s employment by either party for any reason, Employee will resign his position(s), if any, as an officer or director of the Company, as a member of the Company’s Board of Directors (the “Board”) and any Board committees, as well as any other positions he may hold with or for the benefit of the Company and/or its affiliates.

3. COMPENSATION. As compensation for the services to be rendered by Employee under this Agreement, the Company will provide the following compensation and benefits during Employee’s employment hereunder.

(a) BASE SALARY. The Company will pay Employee a base salary at an annual rate of One Hundred Eighty Thousand Dollars ($180,000.00) (the “Base Salary”), payable in equal installments in accordance with the Company’s customary payroll practices as in effect from time to time. Effective as of July 1, 2015, the Base Salary will be increased to $200,000 per year, provided that the Company has (i) completed an equity financing (which will include for such purpose the issuance of debt convertible into Company equity) in a transaction or a series of transactions leading to the Company’s receipt of aggregate proceeds totaling at least $10,000,000, or (ii) completed a strategic partnership transaction with a biopharmaceutical company resulting in the receipt by the Company of at least $10,000,000 in non-contingent proceeds. If neither of the conditions described in clause (i) or (ii) above has occurred as of July 1, 2015, then the Base Salary will not be increased on such date, but instead will be increased to $200,000 only when the first of either such conditions is thereafter met. In addition, the Base Salary may be reviewed from time to time by the Company and may be increased in the sole discretion of the Company. The Base Salary may also be decreased in connection with any Company-wide decrease in executive compensation.

(b) ANNUAL BONUS. Employee will be eligible to receive an annual calendar year bonus based upon Employee’s and the Company’s achievement of certain individual and Company goals that will be set for Employee by the Board or its designee (the “Annual Bonus”). The amount of the target Annual Bonus will be equal to twenty percent (20%) of Employee’s then-current Base Salary as of the date of the payment. One half of the Annual Bonus awarded for any given year will be paid in cash, and the other half of the Annual Bonus awarded for any given year will be paid, in the sole discretion of the Company, either in cash or in the form of options to acquire shares of the Company’s common stock (or other equity interests as selected by the Company), in any case subject to the terms and conditions of the Company’s 2011 Equity Incentive Plan. For any grant of stock options or equity issued pursuant to this Section 3(b), the number of options or other equity interests allocated to the non-cash portion of the Annual Bonus will be determined by the Company in its sole discretion. The Board will have the sole discretion to set the applicable individual and Company goals, to determine whether the goals have been met, and to determine the amount of the Annual Bonus. The Annual Bonus for any given year will be paid between January 1 and January 31 in the year immediately following the year in which the Annual Bonus, if any, is earned. Employee must be employed by the Company on December 31 of the bonus year in order to receive the Annual Bonus for that year.

(c) STOCK OPTIONS. Subject to approval by the Board, Employee will be granted, effective as of the date of Board approval, incentive stock options to purchase 81,000 shares of the Company’s common stock (the “Options”). The Options will be granted pursuant to and subject to the terms and conditions of the Company’s 2011 Equity Incentive Plan and will be further subject to the terms of a stock option agreement as approved by the Board setting forth the exercise price, vesting conditions and other restrictions. One fourth of the total number of such Options will vest on the first anniversary of the date hereof, and one forty eighth (1/48th) of the total number of Options will vest each month over the following thirty six (36) months thereafter, so long as Employee remains employed by the Company through each such vesting date. Fifty Percent (50%) of any unvested options held by Employee (including, for this purpose only, any unvested Options granted pursuant to this Section 3(c) and any options previously granted to Employee) will immediately vest upon the consummation of a Change in Control (as defined below) and any remaining unvested options (including, for this purpose only, any unvested Options granted pursuant to this Section 3(c) and any options previously granted to Employee) will immediately vest if Employee’s employment is terminated by the Company without Cause (as defined below) or Employee resigns with Good Reason (as defined below) within ninety (90) days following a Change in Control. A “Change in Control” means (i) the Company’s merger or consolidation with or into another entity such that the stockholders of the Company prior to such transaction do not or are not expected to own a majority of the voting stock of the surviving entity, (ii) the sale or other disposition of all or substantially all of the assets of the Company, (iii) the sale or other disposition of greater than 50% of the then-outstanding voting stock of the Company by the holders thereof to one or more persons or entities who are not then stockholders of the Company.

(d) VACATION. Employee will be eligible to accrue up to four (4) weeks of paid time off per calendar year (prorated for any partial years), which paid time off must be used in accordance with, and is otherwise subject to, the Company’s policies and procedures.

(e) BENEFITS. Employee will (subject to applicable eligibility requirements) receive such other benefits as are provided from time to time to other similarly-situated employees of the Company pursuant to the Company’s policies and procedures as they may be instituted from time to time. All such benefits are subject to the provisions of their respective plan documents in accordance with their terms. Employee acknowledges and agrees that the Company has the unilateral right to amend, modify or terminate its employee benefit plans or policies to the maximum extent allowed by law.

(f) EXPENSE REIMBURSEMENT. The Company will reimburse Employee for all reasonable business expenses incurred by Employee in connection with the performance of his duties hereunder, subject to Employee’s compliance with the Company’s reimbursement policies in effect from time to time.

(g) WITHHOLDINGS. The Company will withhold from any amounts payable under this Agreement, such federal, state and local taxes, as the Company reasonably determines are required to be withheld pursuant to applicable law.

4. EFFECT OF TERMINATION.

(a) GENERALLY. When Employee’s employment with the Company is terminated for any reason, Employee, or his estate, as the case may be, will be entitled to receive the compensation and benefits earned through the effective date of termination, along with reimbursement for any approved business expenses that Employee has timely submitted for reimbursement in accordance with the Company’s expense reimbursement policy or practice.

(b) SEPARATION BENEFITS UPON CERTAIN TERMINATIONS. If the Company terminates Employee’s employment without Cause (as defined below), or if Employee resigns his employment for Good Reason (as defined below), then conditioned upon Employee executing a Release (as defined below) following such termination, Employee will be entitled to receive the continued payment of Employee’s then-current Base Salary for a period of three (3) months after termination (the “Separation Benefits”). Effective as of July 1, 2015, the Separation Benefits will be increased to a period of six (6) months of salary continuation, provided that the Company has (i) completed an equity financing (which will include for such purpose the issuance of debt convertible into Company equity) in a transaction or a series of transactions leading to the Company’s receipt of aggregate proceeds totaling at least $10,000,000, or (ii) completed a strategic partnership transaction with a biopharmaceutical company resulting in the receipt by the Company of at least $10,000,000 in non-contingent proceeds. If neither of the conditions described in clause (i) or (ii) above has occurred as of July 1, 2015, then the Separation Benefits will not be so increased as of such date, but instead will be increased to six (6) months of salary continuation only when the first of either such conditions is thereafter met, provided that Employee is employed by the Company on such date. The Separation Benefits are conditioned upon Employee executing a release of claims in a form satisfactory to the Company (the “Release”) within the time specified therein, which Release is not revoked within any time period allowed for revocation under applicable law. The Separation Benefits will be payable to Employee over time in accordance with the Company’s payroll practices and procedures beginning on the sixtieth (60th) day following the termination of Employee’s employment with the Company, provided that the Company, in its sole discretion, may begin the payments earlier. For avoidance of doubt, the termination of Employee’s employment as a result of his death or disability (meaning the inability of Employee, due to the condition of his physical, mental or emotional health, effectively to perform the essential functions of his job with or without reasonable accommodation for a continuous period of more than 90 days or for 90 days in any period of 180 consecutive days, as determined by the Board in its sole discretion in consultation with a physician retained by the Company) will not constitute a termination without Cause triggering the rights described in this Section 4(b).

(c) CAUSE. For purposes of this Agreement, “Cause” means: (i) Employee’s fraud, embezzlement or misappropriation with respect to the Company; (ii) Employee’s material breach of fiduciary duties to the Company; (iii) Employee’s willful or negligent misconduct that has or may reasonably be expected to have a material adverse effect on the property, business, or reputation of the Company; (iv) Employee’s material breach of this Agreement; (v) Employee’s willful failure or refusal to perform his material duties under this Agreement or failure to follow any specific lawful instructions of the Board; (vi) Employee’s conviction or plea of nolo contendere in respect of a felony or of a misdemeanor involving moral turpitude; (vii) Employee’s alcohol or substance abuse which has a material adverse effect on Employee’s ability to perform his duties under this Agreement; or (viii) Employee’s engagement in a form of discrimination or harassment prohibited by law (including, without limitation, discrimination or harassment based on race, color, religion, sex, national origin, age or disability). In the event that the Company concludes that Employee has engaged in acts constituting in Cause as defined in clause (iii), (iv), (v), or (vii) above, prior to terminating this Agreement for Cause the Company will provide Employee with at least fifteen (15) days’ advance written notice of the specific circumstances constituting such Cause, and an opportunity to correct such circumstances.

(d) GOOD REASON. In order for Employee to resign for Good Reason, Employee must provide written notice to the Company of the existence of the Good Reason condition within thirty (30) days of the initial existence of such Good Reason condition. Upon receipt of such notice, the Company will have fifteen (15) days during which it may attempt to remedy the Good Reason condition and not be required to provide for the benefits described in Section 4(b) above as a result of such proposed resignation if successfully remedied. If the Good Reason condition is not remedied within such fifteen (15) day period, Employee may resign based on the Good Reason condition specified in the notice effective no later than thirty (30) days following the expiration of the fifteen (15) day cure period. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following events without Employee’s consent: (i) a material reduction of Employee’s Base Salary not generally applicable to other executive-level employees of the Company, (ii) a material diminution of the Employee’s authority, duties, or responsibilities, (iii) a relocation of Employee’s primary workplace to a location that is more than fifty (50) miles from the location of Employee’s primary workplace as of the date hereof, or (iv) the Company’s material breach of this Agreement.

(e) APPLICATION OF INTERNAL REVENUE CODE SECTION 409A. Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Section 4 that constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) will not commence in connection with

Employee’s termination of employment unless and until Employee has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h) (a “Separation From Service”), unless the Company reasonably determines that such amounts may be provided to Employee without causing Employee to incur the additional 20% tax under Section 409A. The parties intend that each installment of the Separation Benefits payments provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). For the avoidance of doubt, the parties intend that payments of the Separation Benefits set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if the Company determines that the Separation Benefits constitute “deferred compensation” under Section 409A and Employee is, on the termination of service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Separation Benefits payments will be delayed until the earlier to occur of: (i) the date that is six months and one day after Employee’s Separation From Service, or (ii) the date of Employee’s death (such applicable date, the “Specified Employee Initial Payment Date”), the Company (or the successor entity thereto, as applicable) will (A) pay to Employee a lump sum amount equal to the sum of the Separation Benefits payments that Employee would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of the Separation Benefits had not been so delayed pursuant to this Section and (B) commence paying the balance of the Separation Benefits in accordance with the applicable payment schedules set forth in this Agreement.

(f) NO FURTHER OBLIGATIONS. Except as expressly provided above or as otherwise required by law, the Company will have no obligations to Employee in the event of the termination of this Agreement for any reason.

5. EMPLOYEE REPRESENTATIONS. Employee represents and warrants that he is not obligated or restricted under any agreement (including any non-competition or confidentiality agreement), judgment, decree, order or other restraint of any kind that could impair Employee’s ability to perform the duties and obligations required of Employee hereunder. Employee further agrees that he will not divulge to the Company any confidential information and/or trade secrets belonging to others, including Employee’s former employers, nor will the Company seek to elicit from Employee such information. Consistent with the foregoing, Employee will not provide to the Company, and the Company will not request, any documents or copies of documents containing such information.

6. PRIOR AGREEMENTS. Employee and the Company have previously entered into a Non-Competition and Non-Solicitation Agreement dated as of October 8, 2013 (the “Non-Competition Agreement”) and an Employee Confidentiality and Inventions Agreement dated as of March 31, 2013 (the “Confidentiality Agreement”). The Non-Competition Agreement and the Confidentiality Agreement remain in force and effect pursuant to their terms, and neither is altered or amended by this Agreement.

7. NOTICES. Any notice required to be given hereunder will be sufficient if in writing and hand delivered or sent by mail, return receipt requested, postage prepaid, in the case of Employee, to his address shown on the Company’s records, and in the case of the Company, to 79 T.W. Alexander Drive, 4401 Research Commons, Suite 105, Research Triangle Park, NC 27709, or to such other addresses as either party shall specify to the other.

8. AMENDMENT; WAIVER. No amendment of any provision of this Agreement will be valid unless the amendment is in writing and signed by the Company and Employee. No waiver of any provision of this Agreement will be valid unless the waiver is in writing and signed by the waiving party. The failure of a party at any time to require performance of any provision of this Agreement will not affect such party’s rights at a later time to enforce such provision. No waiver by a party of any breach of this Agreement will be deemed to extend to any other breach hereunder or affect in any way any rights arising by virtue of any other breach.

9. GOVERNING LAW; VENUE. This Agreement will be governed by and construed in accordance with the laws of the State of North Carolina, without regard to that body of law known as choice of law. The parties agree that any litigation arising out of or related to this Agreement or Employee’s employment by the Company will be brought exclusively in any state or federal court in Durham County, North Carolina. Each party (i) consents to the personal jurisdiction of said courts, (ii) waives any venue or inconvenient forum defense to any proceeding maintained in such courts, and (iii) agrees not to bring any proceeding arising out of or relating to this Agreement or Employee’s employment by the Company in any other court.

10. BENEFIT. This Agreement will be binding upon and will inure to the benefit of each of the parties hereto, and to their respective heirs, representatives, successors and permitted assigns. Employee may not assign any of his rights or delegate any of his duties under this Agreement.

11. ENTIRE AGREEMENT. This Agreement contains the entire agreement and understanding by and between the Company and Employee with respect to the subject matter hereof, and any representations, promises, agreements or understandings, written or oral, not herein contained will be of no force or effect. Notwithstanding the foregoing, the Non-Competition Agreement and the Confidentiality Agreement remain in force and effect pursuant to their terms, and neither is altered or amended by this Agreement.

12. CAPTIONS; RULE OF CONSTRUCTION. The captions in this Agreement are for convenience only and in no way define, bind or describe the scope or intent of this Agreement. The terms and provisions of this Agreement will not be construed against the drafter or drafters hereof. All parties hereto agree that the language of this Agreement will be construed as a whole according to its fair meaning and not strictly for or against any of the parties hereto.

13. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same agreement. Facsimile or PDF reproductions of original signatures will be deemed binding for the purpose of the execution of this Agreement.

14. SEVERABILITY. Each provision of this Agreement is severable from every other provision of this Agreement. Any provision of this Agreement that is determined by any court of competent jurisdiction to be invalid or unenforceable will not affect the validity or enforceability of any other provision. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

15. SURVIVAL. The terms of Sections 4 through 15 will survive the termination or expiration of this Agreement for any reason.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date.

G1 THERAPEUTICS, INC.:

By:	/s/ Mark Velleca

Name:	Mark Velleca

Title:	CEO

EMPLOYEE:

/s/ Jay C. Strum	[SEAL]
Jay C. Strum, Ph.D.

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